List of Subsidiary Corporations
AMERIGROUP Corporation

The Registrant owns and controls the following subsidiary corporations:

Entity	State of Incorporation	Incorporation Date
AMGP Arizona, Inc.	Arizona*	8/7/2002
AMERIGROUP California, Inc.	California*	3/5/2002
AMERIGROUP Connecticut, Inc.	Connecticut*	3/5/2002
AMERIGROUP Delaware, Inc.	Delaware*	3/1/2002
AMERIGROUP Florida, Inc.	Florida	12/31/2002
AMGP Georgia Managed Care Company	Georgia	6/11/2003
AMGP Georgia, Inc.	Georgia*	11/8/2002
AMERIGROUP Illinois, Inc.	Illinois	6/14/1995
AMERIGROUP Indiana, Inc.	Indiana	3/4/2002
AMERIGROUP Maryland, Inc., a Managed Care Organization	District of Columbia	1/7/2003
AMERIGROUP Massachusetts, Inc.	Massachusetts*	3/5/2002
AMERIGROUP Michigan, Inc.	Michigan*	4/1/2002
AMERIGROUP New Jersey, Inc.	New Jersey	4/3/1995
AMERIGROUP New Mexico, Inc.	New Mexico*	12/6/2004
AMERIGROUP New York, Inc.	New York	9/14/2001
AMERIGROUP Ohio, Inc.	Ohio*	3/8/2002
AMERIGROUP Pennsylvania, Inc.	Pennsylvania*	3/5/2002
AMERIGROUP Puerto Rico, Inc.	Puerto Rico*	3/13/2002
AMERIGROUP South Carolina, Inc.	South Carolina*	10/24/2003
AMERIGROUP Texas, Inc.	Texas	6/19/1995
AMERIGROUP Virginia, Inc.	Virginia*	8/30/2004
AMERIGROUP Wisconsin, Inc.	Wisconsin*	4/2/2002
PHP Holdings, Inc.	Florida	3/30/1995
Careplus LLC	New York	11/30/1995
Intelli-dent IPA, Inc.	New York	3/26/1999
AMERIVANTAGE, Inc.	Delaware	1/16/2004

* non-active